Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Canoo Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	5,571,500	$1.87	$10,418,705.00	0.00014760	$1,537.80	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—	—	—	—	—	—	—
Total Offering Amounts						$10,418,705.00		$1,537.80
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$1,537.80

(1)	Represents 5,571,500 shares of the registrant’s common stock, par value $0.0001 per share (the “Common Stock”), registered for resale by the selling securityholder named in this registration statement, consisting of (i) 3,486,318 shares of Common Stock that may be issued upon conversion of the 45,000 shares (the “Preferred Shares”) of the Company’s 7.5% Series B Cumulative Perpetual Redeemable Preferred Stock, par value $0.0001 per share, (ii) 998,225 shares of Common Stock that may be issued pursuant to warrants issued under the securities purchase agreement, dated September 29, 2023, to purchase 998,225 shares of Common Stock at an exercise price of $12.9076, and (iii) up to 1,086,957 shares of Common Stock that may be issued for the payment of dividends on the Preferred Shares. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering such additional indeterminate number of shares of common stock as may become issuable as a result of stock splits or stock dividends.

(2)	The price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and represents the average high and low trading prices of the common stock as reported on The Nasdaq Capital Market on June 18, 2024.